EXHIBIT 99.1

Release Immediate

Date         March 18, 2009

Contact   Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com

                 Greg Bylsma (616) 654 7578 or greg_bylsma@hermanmiller.com

                  Media:    Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com

Address   Herman Miller Inc, 855 East Main Avenue, PO Box 302, Zeeland, MI 49464

Internet   www.hermanmiller.com

Herman Miller, Inc., Reports Third Quarter Results;
Strong Cash Balance and Swift Realignment of its Cost Structure

Webcast to be held Thursday, March 19, 2009, at 9:30 AM EDT

Herman Miller, Inc., today announced results for its third quarter of fiscal year 2009. Consolidated net sales for the quarter were $354.4 million, a decline of 28.5% from the same period last year and 25.6% from the prior quarter. The company moved quickly to adjust labor, overhead, and operating expenses. Excluding restructure charges, the adjusted operating income was 5.8% of sales and adjusted earnings per share were equal to $0.18. Including restructure charges of $23.4 million incurred during the quarter, earnings per share were $(0.10) compared to $0.65 per share during the same period last year. The company also generated $18.7 million in cash flow from operations for the quarter, further strengthening its cash balance to $172.4 million.

The company completed most of the previously announced restructure actions during the quarter; however, the full benefits of the actions were not realized in the quarter. The company also implemented additional cost reduction actions near the end of the quarter. The net result of these combined actions is expected to reduce the quarterly operating expense levels by approximately 26% compared to fiscal 2008. On an annual basis, this represents a decrease in expense levels between $110 million and $115 million.

Brian Walker, Chief Executive Officer, stated, “As we expected, business levels continued to decline with the overall economic stagnation that occurred during the quarter. Fortunately, our management teams were once again out in front of the rapid change and moved quickly to modify our cost structure and strengthen our cash position. Our people remain motivated and focused on the most important ways to serve our customers and improve our operating performance. We continue to challenge ourselves to find faster and more efficient methods to improve our position in the market and take advantage of competitive opportunities.”

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FINANCIAL HIGHLIGHTS (Dollars in millions, except per share data)

	Three Months Ended			Nine Months Ended

	2/28/09	3/01/08	Percent Change	2/28/09	3/01/08	Percent Change

Net Sales	$354.4	$495.4	(28.5)%	$1,310.1	$1,493.0	(12.3)%
Gross Margin %	29.9%	34.3%	(12.8)%	32.3%	34.7%	(6.9)%
Operating Expenses	85.3	108.3	(21.2)%	291.5	331.9	(12.2)%
Restructuring Expense	23.4	0.0	100.0%	23.8	5.2	357.7%
Operating Earnings %	(0.8)%	12.5%	(106.4)%	8.3%	12.1%	(31.4)%
Adjusted Operating Earning %	5.8%	12.5%	(53.6)%	10.1%	12.4%	(18.5)%
Net Earnings	(5.2)	38.3	(113.6)%	60.8	112.8	(46.1)%
Earnings per share - diluted	$(0.10)	$0.65	(115.4)%	$1.11	$1.86	(40.3)%
Adjusted Earnings Per
Share - Diluted*	$0.18	$0.65	(72.3)%	$1.39	$1.91	(27.2)%
Orders	279.4	454.2	(38.5)%	1,240.6	1,510.5	(17.9)%
Backlog	206.8	307.2	(32.7)%

*Adjusted Earnings Per Share is calculated by excluding from Earnings Per Share items believed to be infrequent or not indicative of operating performance. For a reconciliation of Adjusted Earnings Per Share to Earnings Per Share, see “Reconciliation of Non-GAAP Financial Measures” below.

North American sales were $295.9 million, a 27.7% decrease from the prior year, while non-North American sales for the quarter were $51.8 million, a 28.0% decline from a year ago. The impact of foreign currency rates reduced sales by $10.4 million for the quarter. As anticipated, order rates fell sharply at the end of December but have since increased slightly and stabilized. Orders for the quarter were $279.4 million, a decrease of 38.5% from a year ago, with North American orders declining 35.5% and non-North American orders down 49.8% over the prior year. The impact of foreign currency rates decreased orders by $10.1 million for the quarter. The ending backlog of $206.8 million is a 32.7% decrease from the prior year level.

Gross margin for the quarter decreased to 29.9% of sales from 34.3% in the prior year period. Despite solid manufacturing process improvements and reduced overhead spending, the gains could not overcome the impact of sharply lower volumes.

Operating expenses of $85.3 million declined by $23.0 million, or 21.2%, when compared to the same period last year. This improvement is attributed to lower variable costs, fewer people and programs, and general cost controls. Sequentially, operating expenses decreased $15.1 million, or 15% from the second quarter. The company expects annualized expenditure levels to decline further as the benefits of announced actions are experienced for a full quarter. Excluding the restructure charges of $23.4 million, adjusted operating earnings for the quarter would have been $20.6 million, or 5.8% of sales. For a reconciliation of adjusted operating earnings to GAAP operating earnings, see “Reconciliation of Non-GAAP Financial Measures” below.

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Greg Bylsma, Chief Financial Officer, stated, “The rapid implementation of expense and overhead cost reductions during the quarter, along with our organization-wide focus on continuous improvement, enabled us to rapidly adjust to an unprecedented drop in market demand. These actions were somewhat offset by unfavorable raw material prices. We expect additional benefits from our cost reduction efforts and improvement in raw material prices through the balance of this fiscal year.”

The company’s quarter end cash position increased to $172.4 million compared to $81.4 million at the close of the prior year period. Cash flow from operations for the quarter totaled $18.7 million compared to $35.5 million for the same period last year. The operating cash flow for the quarter included approximately $9 million of payments related to the restructuring actions. Capital spending for the quarter was $4.5 million compared to $9.2 million a year ago. Capital spending year-to-date totals $20.3 million, a 28.0% reduction when compared to the $28.2 million spent during the same period last fiscal year.

Mr. Walker concluded, “With all of the uncertainty in the global economy, it is difficult to predict the length and depth of the recession. However, I am confident that our management team and culture of employee ownership and participation will enable us to find creative methods to adjust in this difficult environment. This quarter’s results, while disappointing in absolute terms, once again demonstrated this proven ability to adapt, innovate, and execute. Our lean business model and continued investment in our performance innovation strategy will prove resilient and valuable today, and when the economic environment improves.”

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted Earnings Per Share and Adjusted Operating Earnings measures, which are both non-GAAP financial measures. Adjusted Earnings Per Share and Adjusted Operating Profit are calculated by excluding from Earnings Per Share and Operating Earnings items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to adjust our cost structure to the current business climate. We present Adjusted Earnings Per Share and Adjusted Operating Earnings because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted Earnings Per Share and Adjusted Operating Earnings are not measurements of our financial performance under GAAP and should not be considered as an alternative to Earnings Per Share or Operating Earnings under GAAP. Adjusted Earnings Per Share and Adjusted Operating Earnings have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Earnings Per Share and Adjusted Operating Earnings, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted Earnings Per Share and Adjusted Operating Earnings should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using Adjusted Earnings Per Share and Adjusted Operating Earnings only as a supplement.

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The following two tables reconcile Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended

	02/28/09	03/01/08

Earnings per Share - Diluted	$(0.10)	$0.65

Add back: Restructuring charges	0.28	0.00

Adjusted Earnings per Share - Diluted	$0.18	$0.65

	Nine Months Ended

	02/28/09	03/01/08

Earnings per Share - Diluted	$1.11	$1.86

Add back: Restructuring charges	0.28	0.05

Adjusted Earnings per Share - Diluted	$1.39	$1.91

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The following two tables reconcile Adjusted Operating Earnings to Operating Earnings for the periods indicated.

	Three Months Ended

	02/28/09	03/01/08

Operating Earnings ($mm)	$(2.8)	$61.7

Add back: Restructuring charges	23.4	0.0

Adjusted Operating Earnings	$20.6	$61.7

	Nine Months Ended

	02/28/09	03/01/08

Operating Earnings ($mm)	$108.4	$180.6

Add back: Restructuring charges	23.8	5.2

Adjusted Operating Earnings	$132.2	$185.8

The company announced a live webcast to discuss the results of the fiscal 2009 third quarter on Thursday, March 19, 2009, at 9:30 AM EDT. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

About Herman Miller, Inc.

Herman Miller works for a better world around you – by designing furnishings and related services that improve the human experience wherever people work, heal, learn, and live. Its curiosity, ingenuity, and design excellence create award-winning products and services, resulting in more than $2.0 billion in revenue in fiscal 2008. Innovative business practices and a commitment to social responsibility have established Herman Miller as a recognized global company. In 2008, Herman Miller was again cited by FORTUNE as both the “Most Admired” in its industry and among the “100 Best Companies to Work For” in America, while Fast Company named Herman Miller among the world’s “Fast 50” most innovative companies. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,; “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, employment and general economic conditions, the pace of economic recover in the U.S, and in our International markets, the increase in white-collar employment, the wiliness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers, the financial strength of our customers the mix of our products purchased by customers, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly introduced products, our ability to serve all of our maters, possible acquisitions, divestitures or alliance, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ fro what we express or forecast. Furthermore, Herman Miller, Inc. undertakes no obligation to update, amend or clarify forward-looking statements.”

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Financial highlights for the quarter ended February 28, 2009, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Three Months Ended

	02/28/09%		03/01/08%

Net Sales	$354.4	100.0%	$495.4	100.0%
Cost of Goods Sold	248.5	70.1%	325.4	65.7%

Gross Margin	105.9	29.9%	170.0	34.3%
Operating Expenses	85.3	24.1%	108.3	21.9%
Restructure Expenses	23.4	6.6%

Operating Earnings	(2.8)	(0.8)%	61.7	12.5%
Other Expense, net	6.0	1.7%	4.6	0.9%

Earnings before Taxes	(8.8)	(2.5)%	57.1	11.5%
Income Taxes	(3.6)	(1.0)%	18.8	3.8%

Net Earnings	$(5.2)	(1.5)%	$38.3	7.7%

Earnings Per Share - Basic	$(0.10)		$0.66
Weighted Average Basic Common Shares	53,579,262		58,053,044
Earnings Per Share - Diluted	$(0.10)		$0.65
Weighted Average Diluted Common Shares	54,051,438		58,590,761

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Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Nine Months Ended

	02/28/09%		03/01/08%

Net Sales	$1,310.1	100.0%	$1,493.0	100.0%
Cost of Goods Sold	886.4	67.7%	975.3	65.3%

Gross Margin	423.7	32.3%	517.7	34.7%
Operating Expenses	291.5	22.2%	331.9	22.2%
Restructuring Expenses	23.8	1.8%	5.2	0.3%

Operating Earnings	108.4	8.3%	180.6	12.1%
Other Expense, net	16.8	1.3%	11.1	0.7%

Earnings Before Taxes	91.6	7.0%	169.5	11.4%
Income Taxes	30.8	2.4%	56.8	3.8%

Earnings, before minority interest	60.8	4.6%	112.7	7.5%
Minority Interest, Net of Income Taxes	0.0	0.0%	(0.1)	0.0%

Net Earnings	$60.8	4.6%	$112.8	7.6%

Earnings Per Share - Basic	$1.12		$1.87
Weighted Average Basic Common Shares	54,294,851		60,231,369
Earnings Per Share - Diluted	$1.11		$1.86
Weighted Average Diluted Common Shares	54,732,250		60,738,549

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Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Nine Months Ended

	2/28/09	03/01/08

Net Earnings	$60.8	$112.8

Cash Flows provided by Operating Activities	64.4	123.2
Cash Flows used for Investing Activities	(20.8)	(41.7)
Cash Flows used for Financing Activities	(12.0)	(79.2)
Effect of Exchange Rates	(14.6)	2.7

Net Increase (Decrease) in Cash	17.0	5.0
Cash, Beginning of Year	155.4	76.4

Cash, End of Period	$172.4	$81.4

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	02/28/09	05/31/08

Current Assets
Cash and equivalents	$172.4	$155.4
Short-term investments	13.3	15.7
Accounts receivable (net)	152.1	209.0
Inventories	43.8	55.1
Prepaid expenses and other	58.7	58.0

Totals	440.3	493.2
Net Property and Equipment	180.9	196.3
Other Assets	123.1	93.7

Total Assets	$744.3	$783.2

Liabilities and Shareholders' Equity
Current Liabilities
Unfunded checks	4.0	8.5
Accounts Payable	84.0	117.9
Accrued liabilities	153.3	184.1

Total	241.3	310.5
Long-term Debt	377.4	375.5
Other Noncurrent Liabilities	74.1	73.8

Total Liabilities	692.8	759.8
Minority Interest	0.0	0.0
Shareholders' Equity	51.5	23.4
Total Liabilities & Shareholders' Equity	$744.3	$783.2

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